Exhibit 10.13

TSMC Confidential

TSMC MASTER TECHNOLOGY LICENSE AGREEMENT

This TSMC MASTER TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) is entered into on January 27, 2011 (the “Effective Date”) by and between Taiwan Semiconductor Manufacturing Co., Ltd., a company duly incorporated under the laws of the Republic of China (“ROC”), having its principal place of business at No. 8, Li-Hsin Rd., 6, Hsin-Chu Science Park, Hsin-Chu, Taiwan 300-77, R.O.C. (“TSMC”), and Ambiq Micro, a company duly incorporated under the laws of Delaware, having its principal place of business at 303 Camp Craft Road, Suite 350, Westlake Hills, TX 78746 (“Licensee”).

WHEREAS, from time to time during the term of this Agreement, Licensee may request to license from TSMC certain technologies within the categories of library, IP, bit-cell, low-cap ESD Pattern Design, MoM Capacitor IP, or embedded flash technologies.

WHEREAS, TSMC may release to Licensee those requested technologies described above through one or more of the delivery methods now known or later employed by TSMC, including without limitation, through any of TSMC’s world wide web, FTP, e-mail, EDI, or system-to-system links.

WHEREAS, TSMC is willing to grant Licensee the right to use technologies released by TSMC to Licensee as described above pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants, both parties agree as follows:

Commencing from the Effective Date, the following agreement(s) signed by the parties with the blank(s) for effective date(s) be filled in shall cease to exist and be replaced by this Agreement, and, the Library, Licensed Cells, and/or Licensed Designs licensed by TSMC to Licensee under the following agreement(s) shall be incorporated into the scope of the Licensed Technologies under this Agreement:

Library Usage Agreement signed on

Cell License Agreement signed on

Technical Support Agreement for Embedded Flash Memory Technology signed on

Low-Cap ESD Pattern Design License Agreement signed on

MoM Capacitor IP License Agreement signed on Technology License Agreement signed on

1.	Grant of Right

1.1

“Licensed Technologies” means any and all of the technology categorized or referred to by TSMC as library, IP, bit-cell, low-cap ESD Pattern Design, MoM Capacitor IP, or embedded flash technologies that is requested by Licensee and, at TSMC’s sole discretion, agreed to be released by TSMC to Licensee through one or more of the delivery methods now known or later employed by TSMC, including without limitation, through any of TSMC’s world wide web, FTP, e-mail, EDI, or system-to-system links. Additional technology category may be added into the scope of the Licensed Technologies by TSMC’ s written notice to Licensee that Licensee does not object within 10 days. Licensed Technologies also includes any and all modifications, enhancements, or improvements made to the Licensed Technologies by Licensee, its agents, its Contractors (as further defined below), or any combination thereof.

1.2

Upon TSMC’s release of each Licensed Technologies to Licensee, TSMC will send an e-mail notice to Licensee confirming that additional technology has been added to the scope of the Licensed Technologies under this Agreement.

TSMC Confidential

1.3

Conditioned upon Licensee’s full compliance with Sections 1.3 to 1.6, 2.1, 3 and 7 of this Agreement, TSMC grants Licensee a non-transferable, non-exclusive and worldwide right, without the right to sublicense, to (a) evaluate the Licensed Technologies, (b) utilize the Licensed Technologies in the design of Licensee’s products, (c) incorporate the Licensed Technologies in Licensee’s product, and/or (d) sell and/or distribute products that incorporate the Licensed Technologies (“Licensed Product”).

1.4

Licensee may only use the Licensed Technologies as specified in Sections 1.3(a)-(d) above subject to the conditions that (a) the tape-out and fabrication of any embodiment containing the Licensed Technologies shall be exclusively with or by TSMC, and (b) Licensee pays to TSMC all licensing fees, if any, within thirty (30) days of TSMC’s invoice issuance date. Licensee has no right to use the Licensed Technologies in any way not provided for in this Agreement except with TSMC’s prior written consent.

1.5

Subject to TSMC’s prior written consent, which shall not unreasonably be withheld or delayed, Licensee may contract with a third party contractor (“the Contractor”) to use the Licensed Technologies in accordance with Sections 1.3(a)-(c) and 2, provided, however, that prior to providing any Licensed Technologies to the Contractor, Licensee and Contractor shall have executed an agreement with terms and conditions no less restrictive than those contained in this Agreement. If the Contractor acts in a manner inconsistent with, or fails to act in a manner consistent with the obligations imposed by such agreement, or in any other way impairs TSMC’ s right or interests in the Licensed Technology, Licensee shall be jointly and severally liable to TSMC for any and all the damages arising therefrom.

1.6

Licensee may disclose the whole Licensed Product design that incorporate the Licensed Technologies or the Licensed Technologies as a stand-alone model to a however, that prior to providing any Licensed Licensee and the Authorized Third Party shall have executed three-way agreement protecting TSMC’s rights and interests in its Licensed Technologies As reasonably required by TSMC.

1.7

Prior to or as part of requesting TSMC’s Tape out or fabrication services, Licensee shall notify TSMC in writing of all Licensee products that incorporate the Licensed Technologies, and identify every Licensed Technologies incorporated in each Licensee product, including any modifications of Licensed Technologies. Licensee may satisfy this obligation by providing the requested information on appropriate foundry service request forms that are submitted to TSMC, or such other forms as reasonably requested by TSMC. TSMC may be required to report to its licensors of Licensed Technologies information regarding customers, wafer quantities and net sales prices of products sold by TSMC to Licensee that incorporates such licensor Licensed Technologies. Licensee hereby authorizes TSMC to provide such reported information to it licensors.

1.8

In the event the technologies includes technology that TSMC is distributing through a sublicense, TSMC grants to only those rights received from TSMC’s licensor, which are described below in Section 7.

TSMC Confidential

1.9

If maintenance of the Licensed Technologies is offered by TSMC, and if Licensees timely pays the fees therefore, TSMC will provide Licensee with technical support for the identified Licensed Technologies. Such technical support may include technology update, design enhancement and basic question and answer support through email.

2.	Modification

2.1

With TSMC’s prior written consent which shall not be unreasonably withheld or delayed, and subject to Licensee’s full compliance with all the terms and conditions of this Agreement, TSMC hereby grants License the right to modify the Licensed Technologies solely for the purpose of designing products containing the Licensed Technologies, provided that Licensee shall modify the Licensed Technologies at its own risk and shall indemnify and keep TSMC harmless in the event of a third party’s claim or action arises attributable to the Licensee’s modification. Licensee agrees and acknowledges that the fabrication of its products containing or incorporating the Licensed Technologies, in part or in whole, shall be exclusively made by TSMC.

2.2

Title and ownership to any modified Licensed Technologies, including any intellectual property rights in the modifications, shall be solely owned by TSMC, regardless of who developed or conceived of such modification.

3.	Proprietary Information

The parties executed a Nondisclosure Agreement, effective 6/1/2010 (the NDA”), which is hereby incorporated by reference. The Licensed Technologies and all related documents and information are TSMC’s confidential information, as defined by the NDA. The terms of the NDA are hereby modified, solely for the purpose of this Agreement, so that Licensee is required to maintain in confidence and not disclose the Licensed Technologies and all related documents and information in perpetuity to any third party not authorized under this Agreement. Promptly upon request of TSMC, all materials related to the Licensed Technologies must be returned to TSMC or certified destroyed by Licensee. All terms of the NDA shall remain effective so long as this Agreement is effective, or for the term specified in the NDA, whichever is longer.

4.	Ownership and Title

As between Licensee (and any agents or Contractors of Licensee) and TSMC, TSMC shall exclusively own and does retain all of its right, title and interest in and to the Licensed Technologies and all patent rights, trademarks, trade secrets, copyrights, and all other proprietary rights therein. TSMC reserves all rights not expressly granted to Licensee hereunder.

5.	Warranty and Indemnification

5.1

Subject to the limitations in sections 6.1 and 6.2, TSMC shall, at its own expense, defend or at its option, settle any claim, suit or proceeding brought by a third party against Licensee for direct infringement of any valid trade secrets, copyright, or patent of such third party issued in the United states, Republic of China, Japan, or European Union, by virtue of Licensee’s authorized use of any of the Licensed Technologies pursuant to the terms of this Agreement and shall pay any settlement amounts or damages finally awarded in such claim, suit or proceeding, (b) gives TSMC sole control over the defense and/or settlement of such claim, suit or proceeding; and (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle the claim, suit or proceeding. TSMC shall not be liable for any costs, expenses, damages or fees incurred by Licensee in defending such action or claim unless authorized in advance, in writing by TSMC.

TSMC Confidential

5.2

Licensee shall fully indemnify, defend and hold harmless TSMC against any claim, suit or proceeding brought by a third party against TSMC by virtue of Licensees use of the Licensed Technologies not authorized by this Agreement, and shall pay any settlement amounts or damages finally awarded in such claim, suit or proceeding; Provided that TSMC: (a) promptly notifies Licensee in writing of such claim, suit or proceeding, (b) gives Licensee sole control over the defense and/or settlement of such claim, suit or proceeding; and (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle the claim, suit or proceeding.

5.3

The Licensed Technologies are provided “AS IS”. TSMC disclaims any representation that the Licensed Technologies do not infringe any intellectual property rights or proprietary rights of any third parties. TSMC further disclaims any other warranties, whether express, implied or statutory, including, without limitation, implied warranties of merchantability and fitness for a particular purpose. Unless otherwise agreed by TSMC in writing, the Licensed Technologies are not intended for use, nor shall Licensee use the Licensed Technologies in automotive, aerospace, military or life sustaining products; Licensee uses the Licensed Technologies in such products at its own risk, and hereby agrees to indemnify and hold TSMC harmless from any product liability claims arising from the use of the Licensed Technologies in such products.

5.4

To the extent TSMC is licensing third party technologies to Licensee through this Agreement, TSMC agrees that Licensee shall receive the benefits of any warranties, indemnities or representations received by TSMC from the owner of the technology in pari passu with other Licensees similarly situated. Under no circumstances does TSMC offer any warranties or representations about third-party technology. TSMC has no obligation to obtain third-party representations or warranties on behalf of Licensee.

5.5

Some Licensed Technologies have not been verified by TSMC. These Licensed Technologies will be designated “Pre-verified” and Licensee hereby acknowledges that such Pre-verified Licensed Technologies are pre-qualified, pre-verified and will be used “AS IS” without any type of warranty or representation from TSMC. TSMC does not provide any engineering support, including debugging, for Pre-Verified Licensed Technologies. Licensee uses the Pre-verified Licensed Technologies Library at its own risk and will not hold TSMC responsible for any liability resulting from the Use of the Pre-verified Licensed Technologies. Notwithstanding the foregoing, if the Licensed Technologies is TSMC’ s analog I/O library, such Licensed Technologies shall be deemed to be qualified and verified only in case the Licensed Technologies is verified on silicon by TSMC and is used in conjunction with TSMC’s mixed-signal IP for the same process.

TSMC Confidential

6.	Limited Liability

6.1

Except with respect to breaches of the duties of confidentiality, in no event shall either party be liable for any indirect, special, incidental or consequential damages (Including loss of profits and loss of use) resulting from, arising out of or in connection with such Agreement, whether due to a breach of contract, Tort, negligence or otherwise. The foregoing limitations shall apply even if the other party has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated herein.

6.2

TSMC’s aggregate liability to Licensee under any provision of this Agreement shall be limited to the fees paid by Licensee to TSMC for the relevant technology that is the basis of Licensee’s claim. The existence of more than one claim will not enlarge or extend this limit. TSMC shall have no financial liability to Licensee with respect to any of the Licensed Technologies for which Licensee has paid no fee to TSMC.

7.	Special Term

TSMC obtained a license from Silicon Storage Technology Limited (“SST”) on certain embedded flash memory technologies which TSMC is authorized to sublicense to its customers. Licensee acknowledges that the SST related Licensed Technologies can be used only for designing non-stand-alone memory products. Licensee shall not use SST related Licensed Technologies to design and/or tape-out the following products: (a) standalone memory product and the primary purpose or function of which is for the storage and retrieval of data or information; (b) standalone memory product combined with SRAM, DRAM, EEPROM or ROM; and (c) product that uses embedded flash memory for more than 70% of the total die area of such product. In the event that the license agreement between TSMC and SST for the Licensed Technologies is terminated, with or without cause, notwithstanding any other term of this Agreement, TSMC will give Licensee twenty (20) days prior written notice to terminate this Agreement.

8.	Term and Termination

8.1

This Agreement shall have an initial term of three (3) years from the Effective Date and shall be automatically renewed for successive one (1) year terms unless either party gives the other party a sixty (60) days prior written notice of cancellation before the expiration day of the initial term or extended term. Notwithstanding the foregoing, TSMC may immediately terminate this Agreement in writing if Licensee does not have a Licensed Product manufactured by TSMC for a period of six (6) consecutive months.

8.2

This Agreement may be terminated by a party (“Terminating Party”) if the other party (1) breaches any material provision of this Agreement and does not cure or remedy such breach within thirty (30) days after receipt of written notice of breach from the Terminating Party; or (2) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing. Unless otherwise provided in this Agreement, termination shall become effective thirty (30) days after issuance of a written notice of termination to the other party by the Terminating Party.

TSMC Confidential

8.3

Termination of this Agreement for any reason shall not affect (1) the obligations accrued prior to the effective date of termination and (2) any obligation under Sections 2.2, 3, 4, 5, 6, 7, 8, 9, 10 and 11, all of which shall survive the termination or expiration of this Agreement. Furthermore, for a period of one (1) year after the expiration or termination of this Agreement, and if TSMC continues to have the rights needed from applicable third party licensors, TSMC will continue to use the Licensed Technologies to supply products that have been taped-out at TSMC before the expiration or termination of this Agreement and Licensee may continue to sell and/or distribute such products; however, the sale of such products shall be governed by the parties’ agreements, accepted quotes and purchase orders.

8.4

Upon termination, Licensee shall cease using and immediately destroy or return to TSMC all of the Licensed Technologies in Licensee’s possession or under its control, any related documentation, and copies thereof in whole or in part, together with Licensee’s written certification signed by its duly authorized representative stating that the Licensed Technologies stored in any kind of forms in Licensee’s possession or under Licensee’s control, and all related documentation and all copies thereof, in whole or in part, are no longer in use and have been returned to TSMC or destroyed.

8.5

Termination of this Agreement under this Section shall be in addition to, and not a waiver of, any remedy at law or in equity available to either party arising from the other party’s breach of this Agreement.

8.6	Notwithstanding any other term in this Agreement, TSMC reserves the right to immediately terminate this Agreement in writing in the event that:

1.	Licensee consolidates or merges with any third party, and Licensee is not the surviving entity of such transaction;

2.	Licensee acquires or merges with a third party whose major business revenues derive from IC foundry business;

3.	Licensee sells, assigns or otherwise transfers all or substantially all of its assets to any third party; or

4.

There is any substantial change in Licensee’s ownership or management that is deemed by TSMC as adversely affecting the decision-making authority of licensees management or operations regarding the protection of the Licensed Technologies or Licensee’s performance under this Agreement.

The parties agree that this Scion 8.6 shall not apply if Licensee has obtained TSMC’s prior written approval, which shall not be unreasonably withheld or delayed, to proceed and conclude the above events.

9.	Assignability

Neither this Agreement nor any rights or obligations hereunder, in whole or in part, shall be assignable or otherwise transferable by Licensee, unless Licensee has obtained TSMC’s prior written approval, which shall not be unreasonably withheld or delayed. Any unauthorized attempt by Licensee to assign or transfer this Agreement or any rights or obligations hereunder shall be null and void. Subject to the foregoing provisions of this Section 9, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

TSMC Confidential

10.	Severability and Waiver

10.1

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.2	The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other subsequent default or breach.

10.3	Failure or delay by either party in exercising any right or power hereunder shall not operate as a waiver of such right or power.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California, U.S.A., without application of its choice of law rules.

12.	Entire Agreement

Except with respect to the NDA, the terms of which survive execution of this Agreement, this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings, agreements, discussions and negotiations, oral or written, regarding the same subject matter. No addition, modification or alteration of this Agreement shall be effective unless reduced to writing and signed by both parties.

13.	Facsimile Signatures; Counterparts

Facsimile signatures on this Agreement shall be treated as original signatures for all purposes. This Agreement may be signed in counterparts, and said counterparts shall be treated as though signed as one document.

14.	Covenant Not To Sue

Licensee hereby agrees and covenants not to sue or bring any claim against TSMC or TSMC’s customers for infringement of any of Licensee’s patents, copyrights, trade secrets, where such claims of infringement arise from TSMC’s manufacture and/or sale of products for such customers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate on their behalf by their duly authorized representative on the date given above

TAIWAN SEMICONDUCTOR MANUFACTURING CO., LTD.		Ambiq Micro

By:	/s/ PN Tseng	By:	/s/ Scott Hanson
Name:	Pin-Nan Tseng	Name:	Scott Hanson
Title:	Sr. Dir. of CSV	Title:	CEO
P.N. Tseng
Title: Director, Customer Service Worldwide Sales and Marketing 3/22/2011